Exhibit 21.01 – Subsidiaries of the Registrant
WEB.COM, INC.
EXHIBITS TO FORM 10-K
Listing of Subsidiaries

	State (or	Percentage
	jurisdiction) in	Ownership by
Name	which Incorporated	Registrant
CommuniTech.Net, Inc.	Missouri	100%

HostPro, Inc. (f/k/a Micron PC Web Services, Inc.)	Delaware	100%

Wazoo Web, Inc.	Georgia	100%

MEI California, Inc.	California	100%

Micron Electronics (H.K.) Limited	Hong Kong	100%

Micron Electronics Overseas Trading, Inc.	Barbados	100%

Micron Electronics International, Inc.	Delaware	100%

Micron Electronics Asia-Pacific Holdings, Inc.	B.V.I.	100%

Micron Electronics Asia-Pacific Operations, Inc.	B.V.I.	100%

Micron Electronics Asia-Pacific Trading, Ltd.	Hong Kong	100%

Interland Government Contracting, Inc. (f/k/a Hostcentric, Inc.)	Delaware	100%

Perfect Privacy, LLC	Connecticut	100%

Web Astro GP, Inc.	Delaware	100%

Web Astro LP, Inc.	Delaware	100%

WebSource Media, L.P.	Delaware	100%

WDC Holdco, Inc.	Delaware	100%

Trellix Corporation	Delaware	100%

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